EXHIBIT 23.2

Consent of Oren Litwin LLC

CONSENT OF COUNSEL

We hereby consent to the filing of our opinion dated November 4, 2026 as Exhibit 5.1 to Amendment No. 1 to the Registration Statement on Form 10 (File No. 001-43172) of Biointra, Corp., and to the filing of this consent as Exhibit 23.2 thereto. We further consent to the reference to our firm, and to the filing of our Rule 144 opinion dated April 17, 2026 as Exhibit 99.3, in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

OREN LITWIN LLC

By: /s/Oren Litwin

Oren Litwin, Esq.

Washington, D.C.

November 4, 2026